Exhibit 10.9

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 19th day of June 2007, by and between Getty Images (US), Inc., a company duly organized under the laws of the State of New York (“Buyer”); and the owners of Pump Audio, Inc., a Company duly organized under the laws of the State of Delaware, listed on Schedule 1.2 (each a “Seller” and collectively the “Sellers”).

WITNESSETH:

WHEREAS, Sellers own as of the date hereof all of the issued and outstanding shares in Pump Audio, Inc., a Delaware company with its principal place of business at 5 Pine Street, Tivoli, New York, 12583 (the “Company”), engaged in the business of licensing audio content and activities reasonably related thereto (the “Business”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to buy from Sellers, on the terms and subject to the conditions set forth in this Agreement, all the issued and outstanding shares of (including all other equity interests in) the Company (the “Shares”);

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SALE OF SHARES

1.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, Buyer agrees to purchase from Sellers, and Sellers agree to sell and deliver to Buyer at the Closing (as defined in Section 7.1) all of the issued and outstanding Shares of the Company as of the Closing Date (as defined in Section 7.1).

1.2 Consideration. The consideration for the Shares shall be Forty Two Million Five Hundred Thousand US Dollars ($42,500,000) (the “Purchase Price”), subject to a working capital adjustment at time of closing, as described in Section 4.8. Subject to the conditions set forth in Article VI, the Purchase Price shall be paid as follows:

(a) Thirty-Five Million Nine Hundred Ninety-Six Thousand Five Hundred and Ninety-Eight US Dollars and Thirty-Nine Cents ($35,996,598.39) of the Purchase Price, subject to any working capital adjustment, shall be paid to Sellers on the Closing Date by wire transfer of immediately available funds in the amounts and to the accounts listed opposite the name of each Seller on Schedule 1.2 or to one or more other accounts designated (at least five (5) days prior to the Closing) by the Sellers in writing (the “Initial Payment”). Two Million Two Hundred Ten Thousand Four Hundred and One US Dollars and Sixty-One Cents ($2,210,401.61) of the Purchase Price (the “Options Payment”) shall be paid to the Company for further payment to the persons listed on Schedule 1.2 as Optionees (the “Optionees”) in the amounts set forth opposite each of their names as consideration for all outstanding shares or options to purchase shares of the Company then owned by such Optionee. The remaining balance of the Purchase Price ((Four Million Two Hundred Fifty Thousand US Dollars ($4,250,000) (the “Escrowed Amount”)) shall be delivered to U.S. Bank, as Escrow Agent (the “Escrow Agent”) by wire transfer of immediately available funds in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”).

(b) To the extent not subject to a pending claim for indemnification under Article VIII, Buyer shall release to Seller the balance of the Purchase Price (Four Million Two Hundred Fifty Thousand US Dollars ($4,250,000) (the “Escrowed Amount”) as follows: 50% of the Escrowed Amount to be released on the first anniversary of the Closing Date; 25% of the Escrowed Amount 18 months after the Closing Date; and 25% of the Escrowed Amount on the second anniversary of the Closing Date (the “Final Payment”). The Escrowed Amount will be held by the Escrow Agent pursuant to the Escrow Agreement in an interest-bearing account established by the Escrow Agent as security against possible Losses (as defined in Section 8.2(a) below). Interest shall be added to the Escrowed Amount and shall be released to Sellers as set forth above, and pursuant to Article VIII.

1.3 INTENTIONALLY OMITTED.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally (except with respect to the representations and warranties that relate to the Sellers contained in Sections 2.2, 2.4, and 2.5 and 2.6 (for 2.6, to the extent relating to the Sellers individually but joint amongst the Sellers with regard to the Company) which are made by each Seller individually with respect to itself and not jointly), hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and will be true and correct on the Closing Date. The term “Sellers’ Knowledge” and like terms as used herein mean the knowledge that any of the Sellers that are employees of the Company (and/or Robert Opatrny) had or would have had after making due inquiries about the subject matters of each of the representations given pursuant this Article II, with the care of a prudent business person, together with the actual present knowledge of each of the other Sellers.

2.1 Organization. The Company is a Delaware company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the States of New York, New Jersey and California.

2.2 Power. Sellers have all requisite power and necessary legal and other authority to execute and deliver this Agreement and to perform their obligations and covenants hereunder. Notwithstanding the language in the introduction to Article II, above, the Sellers jointly and severally represent that the Company has all required power, authority and permissions to conduct the business of the Company as it is now being conducted, to own its assets, and to operate the Business in the States of New York, New Jersey and California, and in the cities and jurisdictions of London, Amsterdam, Rome and Melbourne.

2.3 Shares. As of the date of this Agreement, (i) the registered holders of the Shares are as set forth in Schedule 2.3, (ii) all of the Shares have been fully paid and validly and duly issued, and are non-assessable, and (iii) the Shares represent 100% of the outstanding capital stock of the Company (after the payment of the Options Payment to the Optionees in accordance with this Agreement).

2.4 Ownership of the Shares. Each Seller owns all of the Shares set forth adjacent to his or its name on Schedule 2.3, beneficially and of record, and the Shares are free and clear of any liens, restrictions, claims, equities, charges, options, rights of first refusal or encumbrances of any kind whatsoever. Other than the shares or options to be transferred to the Company by the Optionees in exchange for the Options Payment (which is permitted by Company’s option plan), none of the Sellers or the Company has any outstanding, or is bound by any, subscriptions, options, warrants, calls, commitments or agreements requiring the Company to issue or entitling any person or entity to acquire any Shares or any other equity security or interest in or relating to the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue any Shares (or any other equity security or interest in or relating to the Company) for any purpose. Immediately prior to the Closing, Sellers will have the exclusive right, power and authority to vote all of the Shares.

2.5 Authority. The execution, and performance of this Agreement and the other documents and instruments to be executed and delivered by the Sellers pursuant hereto (the “Ancillary Documents”) and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Sellers and the Company. This Agreement constitutes, and when executed and delivered, the Ancillary Documents will constitute, valid, binding agreements of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or insolvency, now or hereafter in effect affecting the enforcement of creditors’ rights generally.

2.6 No Violation or Breach. Neither the execution and delivery of this Agreement or the Ancillary Documents, nor the performance of the obligations or the consummation by Sellers of the transactions contemplated, nor use of the Assets in the Business, hereby and thereby (a) will violate any law applicable to the Sellers, the Company or the Shares, (b) will require any authorization, consent, approval, exemption or other action by or notice to any government entity, (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the organizational documents of the Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company or Sellers are a party or by which the Company, Sellers or any of the Assets (as defined in Section 2.12 below) may be bound or affected.

2.7 Financial Statements; Working Capital Adjustment.

(a) Schedule 2.7(a) sets forth the balance sheet of the Company as of December 31, 2006 (the “Interim Balance Sheet Date”), and the related statement of income for the period ended December 31, 2006, prepared in accordance with the Company’s principles consistently applied (the “Interim Financial Statements”). Except as noted in the Interim Financial Statements, the balance sheet in Schedule 2.7(a), in all material respects, fairly presents the financial condition, and the statement of income in Schedule 2.7(a), in all material respects, fairly presents the results of operations, of the Company as at the date of and for the period covered by the Interim Financial Statements, except for normal year-end adjustments and the absence of footnotes.

(b) Within thirty (30) days of the Closing, Sellers shall deliver to Buyer the balance sheet of the Company as of the Closing Date prepared in accordance with the Company’s principles consistently applied (which shall be on an accrual basis) (the “Draft Closing Date Financial Statements”). The Draft Closing Date Financial Statements shall, in all material respects, fairly present the financial condition and the results of operations, of the Company as at the date of and for the period covered by the Draft Closing Date Financial Statements.

(c) All proper and necessary books of account and records have been maintained by the Company in accordance with all applicable laws and, for the accounting periods beginning January 1, 2006, accrual-basis accounting standards (with depreciation recorded on a tax basis), and all such books and records are in the possession of the Company.

2.8 No Undisclosed Liabilities. The Company has no known liabilities or obligations of any nature (whether or not quantifiable) not recorded in the Interim Financial Statements except: (a) as reflected or set forth therein or on Schedule 2.8; (b) liabilities of the same nature as those set forth in the balance sheet that is part of the Interim Financial Statements and reasonably incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, or relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) or (c) as would not be required by applicable accounting principles to be recorded in the Interim Financial Statements. Further, there are no outstanding loans to any Seller or any employees of the Company other than reasonable and customary business expense advances in the ordinary course of business. The Company has paid, discharged or satisfied all liabilities and obligations in normal course, consistent with past practices.

2.9 Compliance with Laws. The Company is, and at all times has been, including without limitation in relation to the Group Insurance Plans as defined in Section 2.15, in compliance in all material respects with all applicable laws and regulations, and has all permits, licenses, and other authorizations of governmental authorities that are required in order to permit it to carry on the Business as it is presently conducted and has been conducted since January 1, 2006.

2.10 No Proceedings or Investigations.

(a) There are no, and other than as disclosed there have never been, proceedings for which initiating process has been served on the Company or which have been instituted or are pending or, to the Sellers’ Knowledge, threatened that (i) challenge the validity of the ownership or use by the Company of any of the Assets, including the Audio Files in the Audio Archive, (ii) allege that the Company has misused or infringed the Intellectual Property of others, or (iii) that any of the Audio Files in the Audio Archive (each term defined in Section 2.12) as used in the Business, infringes upon or otherwise violates the rights of others. In this Agreement, “Intellectual Property” means all trademarks, service marks, designs, inventions (whether patented or not), patents, patent applications, copyrights, product names, trade names, domain names and other industrial and intellectual property (including trade secrets and confidential information), whether registered or unregistered, and any registrations therefor, including any copyright, moral right and other intellectual property rights therein, and the Company’s complete archive of Audio Files, including all copyrights and other intellectual property rights therein.

(b) There are no, and there never have been any investigations, actions, suits or administrative or arbitration or other proceedings (including, without limitation, any involving any governmental or quasi-governmental authority) for which initiating process has been served on the Company or which have been instituted, or are pending or, to Sellers’ Knowledge, threatened against the Company for any reason, other than as disclosed in Schedule 2.10.

2.11 Books and Records. All proper and reasonably necessary books of account and record have been maintained by the Company, including in relation to the Audio Files in the Audio Archive, and all such books and accounts are in the possession of the Company and contain accurate information in respect of all material transactions to which the Company has been a party, including in relation to the Audio Files in the Audio Archive, and give a true and fair view in all material respects of all matters which reasonably ought to appear therein.

2.12 Intellectual, Real and Personal Property.

(a) The terms of all licenses, concessions, commitments, contracts and agreements relating to or entered into in connection with the ownership or use of any of the Audio Files in the Audio Archive are identified in Schedule 2.12(a) and have been duly complied with by the Company and by all other parties thereto. Prior to the date hereof, no event has occurred as a result of which any such license, concession, commitment, contract or agreement has been breached or become void or voidable or invalid or unenforceable or subject to revocation at the instance of any party (including any governmental entity).

(b) The Assets include all of the assets necessary for the conduct of the Business as conducted by the Company during the twelve-month period prior to the Closing Date. For purposes of this Agreement, “Assets” shall mean the Personal Property and the Company Intellectual Property.

(c) All of the Intellectual Property owned by the Company and used in or required for the proper carrying on of the Business (the “Company Intellectual Property”), is set forth in Schedule 2.12(c). “Company Intellectual Property” means all trademarks, customer data and information (including all such historical information), service marks, designs, inventions (whether patented or not), patents, patent applications, copyrights, product names, trade names, domain names and other industrial and intellectual property (including trade secrets and confidential information), whether registered or unregistered, and any registrations therefor, including any copyrights, moral rights and other intellectual property rights therein, and the Company’s complete Audio Archive. For purpose of clarity, such trademarks and URL’s listed on Schedule 2.12 shall include, but not be limited to, the marks Pump Audio, and Make the Charts. For all Company Intellectual Property that is registered or for which registration has been applied, the details of the corresponding registrations and applications are set forth in Schedule 2.12(c).

(d) Real Property. The Company owns no real property. A complete list of all leased property is set forth in Schedule 2.12(d) hereto.

(e) “Personal Property” shall mean all tangible property used in or relating to the Business. Personal Property includes all of the Audio Files in whatever format owned by the Company, or for which Company has license or right to exploit (the “Audio Archive”). Each audio file in the Audio Archive is referred to herein as an “Audio File”, which includes audio content in any medium (including musical compositions embodied on master sound recordings), together with the rights to collect performance royalties for the Audio File and all copyrights and other intellectual property rights therein. With respect to each and all of the Audio Files in the Audio Archive and, as applicable, the other assets comprising the Assets:

(i) To the Sellers’ Knowledge and except as disclosed on Schedule 2.12(e)(i), Company has the rights to exploit the Audio Files as done in the Business as currently conducted.

(ii) Except as disclosed on Schedule 2.12(e)(ii), the licensing, playing, selling, marketing, distribution, reproducing, creating of derivative works of and sublicensing of any Audio File by Company does not constitute a breach of any agreement or license to which the Company is a party or to which the Audio File is subject;

(iii) Except as disclosed on Schedule 2.12(e)(iii), during the five (5) year period immediately preceding the date hereof, no claims have been made, asserted, are pending, or, to Seller’s Knowledge, are threatened, against the Company (1) based upon or challenging or seeking to deny or restrict the displaying, selling, marketing, distributing, reproducing, creating derivative works of or sublicensing by Sellers of any of the Assets; (2) alleging that the sale, marketing, reproduction, distribution, creation of derivative works of or sublicensing of any of the Assets does or may infringe upon the intellectual property rights, moral rights, rights of publicity or rights of privacy of any third party, and to Seller’s Knowledge, except as disclosed on Schedule 2.12(e)(iii), no such claims have been made, asserted, are pending, or threatened against any third party licensor or licensee of any Audio Files; and

(iv) To the Seller’s Knowledge, no person is currently engaging in any activity that infringes upon any of the Assets or upon the rights of the Company therein.

(f) INTENTIONALLY OMITTED.

(g) A list of agreements pursuant to which the Company acquired rights in the Audio Files is set forth on Schedule 2.12(g)(i) (“Acquisition Agreements”). A list of agreements currently in effect pursuant to which the Company has granted any third party the right to distribute or sublicense any of the Audio Archive is set forth on Schedule 2.12(g)(ii) (“Distribution Agreements”). A list of agreements pursuant to which the Company has licensed to any third party the right to use any Audio File, and under which payment of $15,000 or more is required following the execution of this Agreement, is set forth on Schedule 2.12(g)(iii) (“Material Licenses”). Except as disclosed on the applicable Schedule 2.12(g), the terms of all Acquisition Agreements, Distribution Agreements and Material Licenses have been duly complied with by the Company and, to the Sellers’ Knowledge, by all other parties thereto. Prior to the date hereof, to the Sellers’ Knowledge, no event has occurred as a result of which any Acquisition Agreement, Distribution Agreement or Material License has become void or voidable or invalid or unenforceable or subject to revocation at the instance of any party (including any governmental entity). To

Sellers’ Knowledge, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of the existing contractual right of the Company to sell, market, reproduce, distribute, create derivative works of or sublicense any of the applicable Assets acquired under the Acquisition Agreements or represented under the Contributor Agreements (as defined in Section 2.17(b)), as the case may be.

(h) INTENTIONALLY OMITTED.

(i) Except as otherwise described by this Agreement or the Schedules hereto, the Company has good title to all of the Assets (excluding Audio Files on license from Contributors (as defined in Section 2.17(b)), free and clear of all title defects or objections, liens, claims, charges, security interests, or other encumbrances of any nature whatsoever, except for liabilities reflected in the Interim Financial Statements and any liens for current Taxes not yet due, to the extent reflected in the Final Closing Date Financial Statements. For Audio Files, the Company has obtained all rights necessary to use the Audio Files as contemplated in the Business, including, but not limited to, necessary approvals, consents, and authorizations from relevant third parties.

(j) INTENTIONALLY OMITTED.

(k) Except for accrued expenses and ordinary and customary trade payables, the Company will duly and punctually discharge all debts, debt related obligations, and any other liabilities or encumbrances to which any of the Assets are subject before the Closing Date in the ordinary course of business.

(l) Each item of the Company’s Personal Property is in reasonable repair, condition and working order, ordinary wear and tear excepted.

2.13 Employees and Consultants.

(a) Schedule 2.13(a)(i) sets forth a complete list of all current employees of the Company and former employees of the Company who were employed by the Company at any time since January 1, 2006, including for each a job title, start date, date and amount of most recent raise and bonus and, if applicable, separation date (including, with respect to former employees, whether such separation was voluntary or involuntary, and if involuntary, the reason for termination). Schedule 2.13(a)(ii) sets forth a list of the current officers and directors of the Company. The employees, officers and directors currently employed, engaged or retained by the Company are the “Employees”. Schedule 2.13(a)(iii) sets forth a complete list of all consultants who performed services to or on behalf of the Company for more than one week and in relation to the Company’s principal business since January 1, 2006 and a description of the services performed.

(b) Except as set forth on Schedule 2.13(b), there are no contracts, judgments, orders or other agreements concerning any one or more of the Employees to which the Company or the Sellers is a party or which is binding upon it or them.

(c) All statutory or other legal requirements applicable to the use of the Employees in the Business (including any such requirements applicable to any necessary licenses and permits) have been complied with, except for such violations that have not had and are not likely to have a Material Adverse Effect, and, to Sellers’ Knowledge, there is no intended or contemplated revocation of or refusal to issue or renew any such license or permit.

2.14 Employee Benefit Plans. The Company has never adopted, offered or implemented any Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plans” mean any pension, retirement or profit sharing plan, maintained by, sponsored in whole or in part by, or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries with respect to the Company and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries with respect to the Company are eligible to participate.

2.15 Group Insurance Plans. A list of the Group Insurance Plans (as defined in this Section 2.15) is set forth in Schedule 2.15, including a summary of each of them. From the time that any Employees came on to the Group Insurance Plans through the Closing Date, with regards to the Employees, the Company has administered its group medical, dental, vision, disability and life insurance plans covering the Employees (the “Group Insurance Plans”), if any, in accordance with the terms of the Group Insurance Plans.

2.16 Payroll. Employees will continue to receive their normal compensation from the Company through the Closing Date, less ordinary withholdings as normally processed through payroll. The Company shall be responsible for, and reflect on the Final Closing Date Balance Sheet, all amounts of compensation accrued but not yet paid as at the Closing Date (including accrued but unpaid bonuses to the extent already awarded, royalties or commissions, but excluding accrued vacation). Schedule 2.16 sets forth the accrued vacation for each Employee as of the Closing Date.

2.17 Contracts.

(a) Schedule 2.17(a) sets forth a true and complete list of each contract to which the Company is a party that continues for a period of more than one year from the date hereof and cannot be terminated on one month’s or less notice, without penalty, and requires payments by or to the Company on or after the date of this Agreement, in the aggregate, in excess of Fifteen Thousand United States Dollars ($15,000), true and complete copies of which have been provided to Buyer prior to the execution hereof.

(b) Schedule 2.17(b) sets forth a true and complete list of composers, artists, performers and/or agencies whose work is represented by the Company (“Contributors”). All Contributors are subject to written agreements with the Company, as set forth on Schedule 2.17(b)(i) (the “Contributor Agreements’), true and complete copies of which have been provided to Buyer prior to the execution hereof.

(c) The Company is not in default in any material respect under any contract described in Schedule 2.17(a), and to the Sellers’ Knowledge no condition or state of facts exists which, with notice or lapse of time or both, would constitute such a default.

(d) The change of control of the Company contemplated by this Agreement will not trigger, limit, modify or terminate any rights or obligations under any such contracts.

2.18 Taxes.

(a) For purposes of this Agreement, a “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments, including withholding taxes, estimated taxes, income taxes, gross receipts taxes, profits taxes, license taxes, occupation taxes, inventory taxes, property taxes, asset taxes, excise taxes, capital taxes, stamp duties, ad valorum taxes, sales taxes, value added taxes, acquisition taxes, transfer taxes, franchise taxes, registration taxes, payroll taxes and social security contributions, assessments or other governmental charges (including interests, fines, surcharges and penalties associated therewith), whether national, federal, provincial, state, municipal, foreign or otherwise, and all other taxes of any kind for which the referred party may have any liability, whether disputed or not, including by reason of contract, assumption, transferee liability, operation of law or otherwise.

(b) Except as otherwise disclosed in Schedule 2.18:

(i) All Tax returns, including estimated returns, information returns, statements, declarations, amendments and reports of every kind with respect to Taxes, which are due to have been filed by the Company in accordance with any applicable law, have been duly and timely filed and are true, complete and correct. All Taxes, deposits or other payments due for the periods covered by such returns and reports have been timely paid and satisfied in full, except for Taxes for which proper accruals have been made in the Closing Financial Statements with respect to Taxes referable to the period covered by the Closing Financial Statements or will be made on the books of the Company prior to or as of the Closing Date or which are being contested in good faith.

(ii) There are not now any extensions of time in effect with respect to the dates on which any returns or reports of Taxes were or are due to be filed by the Company. All disputes, claims or liabilities in respect of Tax asserted as a result of any examination of any return or report of Taxes heretofore filed by the Company have been paid, accrued on the Company’s books, or finally settled or are being contested in good faith and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a dispute, claim or liability for any other period not so examined. The Company has not received any written notice of any pending disputes, claims or liabilities for any Taxes, or of any pending audit or investigation of any return or report of Taxes and, insofar as is known to the Company, no such claims, proposals, audits or investigations are currently threatened.

(iii) There are no outstanding waivers or agreements by the Company for the extension of time for the assessment of any Taxes or the assertion of any dispute, claim or liability in respect of Tax, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any material property owned or leased by the Company or any other material matter pending between the Company and any taxing authority. There are no liens for Taxes upon any property or assets of the Company except liens for current Taxes not yet due.

(iv) The Company has not A) conducted its affairs, either directly or though an employee, contractor, agent or any other party acting on behalf of the Company, so as to be subject to Tax in any jurisdiction other than the jurisdiction of its incorporation; B) ever had a “permanent establishment”; or C) ever had or created nexus in a state other than New Jersey, New York and California.

(v) The Company has complied in all respects with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax authority all amounts required to be withheld and paid.

(vi) No return relating to Tax has been, or is currently, the subject of any examination or inquiry by any Tax authority.

(vii) The Company has not made any election, engaged in any transaction, entered into any agreement or been instructed or advised to take any action that would create a liability for Tax in a period subsequent to the Closing Date (other than for amounts properly accrued for on the Closing Financial Statements), including but not limited to adjustments under Section 481 of the Internal Revenue Code of 1986, as amended (the “Code”), closing agreements under Section 7121 of the Code, or similar provisions.

(viii) The Company has not granted to anyone a power of attorney that is currently in force with respect to any Tax matter.

(ix) The Company is not a party to any Tax sharing allocation, indemnity or similar agreement or arrangement, whether or not written.

(x) The Company is not subject to any private letter ruling or comparable ruling by any Tax authority.

(xi) There are no liens with respect to any unpaid Tax upon the assets of the Company.

(xii) The Company has not engaged in any transaction (intercompany or otherwise) in respect of which the recognition of gain was and continues to be deferred.

(xiii) The Company has disclosed on their US Federal income tax returns all positions that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code (or similar provision) or engaged in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(xiv) The Company has not been and is not currently a “U.S. real property holding company” within the meaning of Section 897 of the Code.

(xv) None of the assets of the Company is an interest in a partnership or any other entity treated as a partnership for U.S. federal income tax purposes.

(xvi) There will be no amount or other payment that will fail to be deductible under Section 280G of the Code.

(c) The Company, at all times from inception of its business on March 23, 2006 and continuing through the Closing Date, has not been a valid “S corporation” as defined under §1361 of the Code, a partnership, a limited liability company or any other form of entity whose profits or losses are reported by its shareholders, partners or members.

2.19 Environment.

(a) The Company has not engaged in or permitted any operations or activities upon, or any use or occupancy of, any parcel of Real Property (or any portion thereof) used or occupied by the Company for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about any parcel of Real Property, or transported any Hazardous Materials to, from or across any parcel of Real Property. “Hazardous Materials” shall mean any pollutants, contaminants, radioactive, explosive, oxidizing, toxic, corrosive, dangerous, hazardous, infectious, carcinogenic, teratogenic, etiologic or mutagenic substances or wastes, or any substance which is or which has been determined at any time by any governmental entity having jurisdiction in the State of New York to be a hazardous or toxic substance regulated under any Environmental Laws; and shall also include any other materials or substances whose nature and/or quantity of existence, use, manufacture, disposal or effect renders it subject to regulation, investigation, remediation or removal under any Environmental Laws. “Environmental Laws” shall mean any law of the federal government or of the State of New York or any political subdivision thereof relating to industrial hygiene, occupational safety conditions, environmental conditions, land use, water and air quality and Hazardous Materials.

(b) To Sellers’ Knowledge no Hazardous Materials are presently constructed, deposited, stored or otherwise located on, under, in or about any parcel of Real Property used or occupied by the Company.

(c) To Sellers’ Knowledge no Hazardous Materials have migrated from or have threatened to migrate from any parcel of Real Property used or occupied by the Company upon or beneath other properties.

(d) With respect to the Business, the Company is in compliance with, and there are no existing violations by the Company under, any applicable Environmental Laws, and no investment or expense is required by the Company in order to maintain such compliance.

(e) The Company has obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by it or those engaged by it for use of the Audios in the Audio Archive and the conduct of the Business under any applicable Environmental Laws, and there has been no change in the facts and circumstances reported or assumed in the application for or granting of such permits, licenses and authorizations.

(f) The Company is in compliance in all respects with all terms and conditions of such required permits, licenses and authorizations (all of which are identified in Schedule 2.19(f)) including filing all notices, reports and other statements which are required to be obtained or filed under such permits, licenses and authorizations and the Company has not received any notices, claims, reports or statements from any governmental authority except as set forth in Schedule 2.19(f).

(g) With respect to the Business, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws, or which may give rise to any statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, presence, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials.

(h) Neither this Agreement, the Ancillary Documents, nor the consummation of the transactions that are the subject of this Agreement and the Ancillary Documents, will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(i) Except as set forth in Schedule 2.19(i), to the Sellers’ Knowledge, none of the following exists at any of the Real Property used or occupied by the Company: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(j) To the Sellers’ Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Company with the Environmental Laws, or which may give rise to any statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against the Company under any Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, presence, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials.

2.20 Absence of Material Changes.

Except as set forth on Schedule 2.20, since December 31, 2006, there has not been:

(a) any change in the financial condition, business or operations of the Company that has had or is likely to have a material adverse effect on the Company’s financial performance or results of operations (a “Material Adverse Effect”). Specifically, there shall have been no material deterioration in the financial condition or performance of Company compared to either Company’s December 31, 2006 balance sheet (other than changes to working capital in the ordinary course of business) or Company’s year-to-date and forecasted 2007 financial statements, and the 2008 and 2009 forecasted financial statements;

(b) any damage, destruction or loss adversely affecting any of the Audio Files in the Audio Archive;

(c) any disposition of or encumbrance or agreement to dispose of or to encumber, or pledge or granting of a security interest in or agreement to pledge an interest in, any of the Business or any of the Assets (including any of the Audio Files in the Audio Archive) or any creation of or increase or agreement to create or increase any indebtedness of the Company except in each case for any current year Tax liens, materialmen’s liens, workmen’s liens or other statutory liens securing obligations for which the Company is not in default and which will be settled prior to Closing;

(d) any waiver of any rights or settlement of any dispute involving the Company;

(e) any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever to sell, distribute or otherwise deal in or use any of Assets (including any of the Audio Files in the Audio Archive), other than in the ordinary course of business;

(f) any granting of a salary increase or authorization or payment of bonuses or any increasing of other benefits payable or to become payable by the Company under any bonus, insurance or other benefit plan to employees, officers or directors of the Company;

(g) any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever to sell, distribute or otherwise deal in or use any of the Assets or to use any Company Intellectual Property, other than in the ordinary course of business;

(h) any material change in the accounting principles or practices of the Company;

(i) except for the exercise of options by the Optionees and the sale of shares and options by the Optionees to the Company in exchange for the Options Payment, as contemplate by Section 1.2 of this Agreement, (1) any issuance or sale of or agreement to issue or sell any Shares, bonds, notes or other securities of the Company, (2) any granting of options, warrants or other rights calling for the issuance of Shares, or other securities of the Company, (3) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such Shares, or (4) any cancellation by the Company, without payment in full, of any notes, loans or other obligations receivable from any employee, officer, director or shareholder of the Company or any of their families;

(j) any loan or advance to any employee, officer, director or shareholder of the Company;

(k) any merger or consolidation involving the Company or agreement to merge or consolidate with any other entity or acquisition of or agreement to sell or acquire any stock, business, property or assets of any other person, firm, association, corporation or other business organization; or

(l) except as otherwise contemplated by this Agreement, any agreement or commitment by the Company to do or to take any of the actions referred to in subparagraphs (a) through (k) of this Section 2.20.

2.21 UK Entity. Company is sole shareholder of Pump Audio UK Limited, a company incorporated under the laws of England and Wales. Company has no other equity interests in any other companies.

2.22 Insurance. A list of the policies of insurance maintained by the Company at the date of this Agreement is set out in Schedule 2.22, along with the material terms of each policy. All such policies are in full force and effect immediately prior to the Closing and the Company is not in default, or breach, whether as to the payment of premiums or otherwise, under the terms of such policies.

2.23 Business. Since the date of its formation, the Company has been wholly owned and controlled by Sellers, and engaged only in the Business.

2.24 Forecasts. The Company’s forecasted 2007, 2008 and 2009 financial statements as provided to Buyer in April and May of 2007 have been prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time made (it being understood that such forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, that no assurance can be given that any particular forecasts will be realized, that actual results may differ and such differences may be material).

2.25 Reliance. Sellers acknowledge that the Buyer in entering into this Agreement is relying on the representations, warranties and undertakings contained herein and that Buyer shall be entitled to treat the same as conditions of this Agreement. Nothing materially misleading as of its date of delivery has been produced by Sellers as part of the due diligence, negotiation or consummation of this transaction, nor have Sellers knowingly failed to produce anything material in response to any of Buyer’s due diligence requests.

2.26 Separate and Independent. Each of the warranties, representations and undertakings set out in this Agreement shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Section or anything in this Agreement or the Schedules hereto, except for disclosures on a Schedule hereto which would reasonably apply to any other Schedule.

2.27 No Breach. No Seller shall commit or permit any act or omission before Closing which would constitute a breach of any of the warranties, representations and undertakings set out in this Agreement if they were given at Closing or which would make any such warranties, representations and undertakings inaccurate or misleading if they were so given.

2.28 Brokers’ or Finders’ Fees. No Seller or the Company has authorized any person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

2.29 No Other Representations. Except as expressly set forth in this Agreement, Buyer acknowledges to and agrees with the Sellers that Buyer is purchasing the Shares specifically and expressly without any warranties, representations or guarantees, either express or implied, from or on behalf of the Sellers. Buyer further acknowledges and agrees that Buyer is a sophisticated and experienced buyer of assets such as the Shares, and has been duly represented by counsel in connection with the negotiation of this Agreement.

2.30 Representations and Warranties concerning Subsidiaries. Unless the context requires otherwise, each of the representations and warranties contained in Article II and the relevant disclosure Schedules shall also apply to each of the Subsidiaries, as if those representations, warranties and qualifications were stated as being made with respect to each of the Subsidiaries, and as if all the defined terms used in this Agreement referred to the Subsidiary instead of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Sellers, each of which is true and correct on the date hereof and on the Closing Date.

3.1 Organization. Buyer is a New York company duly organized, validly existing and in good standing under the laws of the State of New York, and is qualified to do business in the States of New York, New Jersey and California.

3.2 Power. Buyer has all requisite power and necessary legal and other authority to execute and deliver this Agreement and to perform its obligations and covenants hereunder.

3.3 Authority. This Agreement has been duly executed and delivered by Buyer and constitutes as at the date of this Agreement the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its covenants and agreements hereunder, and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Buyer.

3.4 No Violation or Breach. Neither the execution and delivery of this Agreement or the Ancillary Documents, nor the performance of the obligations or the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any law applicable to Buyer, (b) will require any authorization, consent, approval, exemption or other action by or notice to any government entity, (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the Certificate of Incorporation or Bylaws or other constituent documents of Buyer or any court order, agreement, document or other instrument to which Buyer is a party or by which its properties may be bound.

3.5 Litigation. There are no actions, suits or administrative or arbitration or other proceedings current or pending or, insofar as is known to Buyer, threatened, which could, if adversely determined, have a material adverse effect on Buyer’s ability to consummate the transaction contemplated by this Agreement.

3.6 Required Consents and Approvals. Insofar as is known to Buyer, no consent or approval is required by virtue of the execution hereof or the consummation of any of the transactions contemplated herein to avoid the violation or breach of, or default under, or creation of a lien on, as the case may be, on any of the assets of Buyer pursuant to the terms of any regulation, order, decree or award of any court or governmental agency or any material lease, contract, mortgage, note or other material instrument to which Buyer is a party or to which it or any of its property is subject, except for any such violation, breach, default or lien which would not have a material adverse effect on the Buyer’s ability to consummate the transaction.

3.7 Brokers’ or Finders’ Fees. Buyer has not authorized any person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

3.8 Financial Ability. Buyer has the financial ability to comply with its obligations hereunder and all other collateral agreements executed in connection with this transaction, and the execution, delivery and performance of this Agreement and the Ancillary Documents will not render the Buyer insolvent or unable to meet its financial obligations as same become due and owing.

3.9 Reliance. Buyer acknowledges that the Sellers in entering into this Agreement are relying on the representations, warranties and undertakings contained herein and that Sellers shall be entitled to treat the same as conditions of this Agreement.

3.10 Separate and Independent. Each of the warranties, representations and undertakings set out in this Agreement shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Section or anything in this Agreement or the Schedules hereto, except for disclosures on a Schedule hereto which would reasonably apply to any other Schedule.

3.11 No Breach. Buyer shall not commit or permit any act or omission before Closing which would constitute a breach of any of the warranties, representations and undertakings set out in this Agreement if they were given at Closing or which would make any such warranties, representations and undertakings inaccurate or misleading if they were so given.

ARTICLE IV

COVENANTS OF THE PARTIES

Sellers, the Company and Buyer hereby covenant to and agree with each other as follows:

4.1 Pre-Closing Operation of the Business. Pending the Closing, the parties covenant and agree that, except as contemplated or permitted by this Agreement:

(a) From January 1, 2007 until Closing, Sellers have caused and shall continue to cause the Business to be operated in substantially the same manner as operated from January 1, 2006 until December 31, 2006. Specifically, operating the business in the ordinary course shall include, without limitation, no changes to credit or payment terms, collection practices or policies, management of cash, accounts receivable and accounts payable, payment of operating expenses, and payment of staff salaries.

(b) The Company shall not enter into any transaction or contract outside the ordinary course of business without the prior written consent of the Buyer except for the payment of the Options Payment on the Closing Date; and

(c) Except in the ordinary course of business, as expressly permitted herein or consented to by Buyer in writing, the Company shall not take any action with regard to the Business or the Audio Files in the Audio Archive.

4.2 Access. Pending the Closing, the Sellers shall continue (i) to provide Buyer with such information as Buyer may from time to time reasonably request with respect to the Company and the transactions contemplated by this Agreement, (ii) to provide, or cause the Company to provide, Buyer and its officers, counsel and other authorized representatives access during regular business hours and upon reasonable notice to the books, records and offices of the Company, as they may from time to time request, and (iii) to permit, or cause the Company to permit, Buyer to make such inspections thereof as it may request. Any investigations shall continue to be conducted so as not to interfere unreasonably with the operation of the business of the Company.

4.3 Approvals of Third Parties. In the unforeseen event that any third party consents are required to consummate this transaction, Sellers and Buyer each will use all reasonable efforts, and will cooperate with each other to secure all necessary consents, approvals, authorizations and exemptions from any governmental agencies or other third parties, and to obtain the satisfaction of the conditions specified in Articles V and VI as may be required in order to enable Sellers and Buyer to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

4.4 Confidentiality and Public Announcement.

4.4.1 Except as provided below, each party shall treat in confidence the confidential information that Sellers or the Company, or their agents or representatives, discloses to Buyer (“Confidential Information”) and agrees not to disclose that Confidential Information to any other person or use any such Confidential Information for any purpose other than for the performance of its obligations under this Agreement or as otherwise authorized by Buyer.

4.4.2 Any Confidential Information may be disclosed by each party pursuant to the order or requirement of any governmental authority; and to any of its respective personnel who need to know the relevant Confidential Information; in each case to such extent only as is necessary to enable the proper performance of this Agreement or as is required by law or a governmental authority, or to its professional advisers, subject to each party using all reasonable endeavors to ensure that the person to whom it discloses Confidential Information keeps the same confidential, including informing them of the confidential nature of the Confidential Information and the terms of this Agreement, and requiring all such persons to agree to keep such information confidential.

4.4.3 No party shall (without the prior consent of the other parties) issue any press release or publish any other document or make any public statement or otherwise disclose to any person who is not a party to this agreement either the existence of this Agreement or any of its provisions, or any of the matters contemplated in this Agreement. This clause shall not apply to any announcement or disclosure required by law or by any competent judicial or governmental authority or by a recognized investment exchange.

4.5 Tax Matters.

(a) Except as otherwise provided below, for any taxable periods ending on or before the Closing Date, the Sellers shall have the right, upon consent by and with the mutual participation and consent of Buyer which shall not be unreasonably withheld or delayed, to direct the handling of all matters relating to the Company’s taxes, including, without limitation, the right to prosecute all administrative and judicial remedies, to settle all issues, to enter into closing agreements, to execute consents or waivers extending the statute of limitations, and to file any claim for refund; provided that Sellers shall consult with Buyer before doing or causing or allowing, to do any such acts, matters or things or enter into any settlement or other agreement which may have an adverse direct or indirect impact on, taxable periods ending after the Closing Date.

(b) The Company shall be responsible for filing or causing the Company to file all Tax returns, reports or other filings for the taxable periods of the Company ending on or before the Closing Date and for causing the Company to make any required payments with respect to such returns. In filing such Tax returns, reports or other filings, the Company shall ensure that the Company does not materially deviate from the manner in which any item was reported in prior years, except as required by law and agreed in writing by Buyer. Sellers acknowledge that Buyer shall be reimbursed without objection from the Escrowed Amount a reasonable fee, proportional to prior tax work done for the Company, for third-party costs for the preparation of tax filings or returns for the Company for the pre-closing period. For all purposes, the Options Payment will be deemed to have occurred prior to closing, it is agreed that any deduction on account of the Options Payment shall be attributable to the period prior to the Closing Date.

(c) Buyer shall be responsible for filing or causing the Company to file all Tax returns, reports or other filings for the periods of the Company ending after the Closing Date and for causing the Company to make any required payments with respect to such returns, reports or other filings.

(d) After the Closing Date, Buyer shall have the right, at its sole discretion, to direct the handling of all matters relating to the Tax liabilities of the Company, including, without limitation, the preparation of all returns, reports or other filings, the payment of all liabilities, the prosecution of all administrative and judicial remedies, the execution of any closing agreement or any consent or waiver extending the statute of limitations and the filing of any claim for refund. Notwithstanding the foregoing, Buyer will provide written notification to and consult with Sellers within ten (10) Business Days of actual knowledge of any proposed Tax audit adjustment that could impact any Tax period that includes any periods on or before the Closing Date. For purposes of this Agreement, a “Business Day” shall be any Monday through Friday (inclusive) on which the banks in New York City are open for business.

(e) The parties to this Agreement shall use their reasonable commercial efforts to provide each other with such assistance as may reasonably be requested by any of them in connection with Tax matters, including but not limited to, information with respect to the preparation of any return of taxes, any audit or other examination by any Taxing authority, any judicial or administrative proceedings relating to liability for Taxes, or any claim arising under this Section 4.5, and each will retain and provide the other with any records or information which may be relevant to such return, audit, examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of any relevant returns of Taxes and supporting work schedules.

(f) The Company shall be liable for and pay all Taxes of the Company that are attributable to periods ending on or before the Closing Date and, to the extent any such Taxes are paid or payable by Buyer or assessed against Buyer, Sellers shall reimburse Buyer for any Taxes attributable to such periods.

(g) Neither Sellers nor the Company shall make an election, or take any action or fail to take any action that could result in a deemed election, under Treasury Regulations Section 301.7701-3(c).

4.6 Options Payment. The Sellers and Buyer shall cause the Company to make the Options Payment to the Optionees on the Closing Date in exchange for all shares and options to purchase shares of the Company then held by them as set forth in Schedule 1.2.

4.7 Post-Closing Adjustments.

(a) Buyer shall have until the date 30 days after delivery of the Draft Closing Date Financial Statements pursuant to Section 2.7(b) to notify Sellers in writing of any objection to its content (the “Objection Notice”). The Objection Notice shall include a reasonably-detailed description of each objection set forth therein (each such objection, an “Objection”). If Buyer delivers the Objection Notice within the 30-day review period, Sellers and Buyer shall promptly meet and work diligently and in good faith to reach an agreement as to the resolution of each Objection. If Sellers and Buyer are unable to reach an agreement regarding each Objection within 15 days after the end of the Buyer’s 30-day review period, then Buyer shall promptly retain an independent accountant from a nationally-reputable accounting firm, the identity of whom shall be subject to Sellers’ approval, such approval not be unreasonably withheld (the “Independent Accountant”). The Independent Accountant shall be retained solely for the purpose of resolving, within 30 days of appointment, each Objection that Buyer and Sellers were unable to resolve, although the Independent Accountant shall have the right to review any materials and matters that the Independent Accountant reasonably believes to be necessary to review to resolve the disputed Objection(s). In resolving any Objection, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by either party, or less then the lowest value claimed by either party, in each case as presented to the Independent Accountant.

(b) If the parties submit any unresolved Objections to the Independent Accountant for resolution as provided in this Section 4.7, then the party with whom the Independent Accountant least agrees (measured by the difference between the Company Working Capital (as defined below) determined by the Independent Accountant and that proposed by Sellers on one part and Buyer on the other) shall be responsible for the fees and expenses of the Independent Accountant. The determination of the Independent Accountant shall be final and binding on the parties and Buyer shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections (whether by agreement of the parties or a determination by the Independent Accountant) thereto pursuant to this Section 4.7 (the Draft Closing Balance Sheet as so revised, the “Final Closing Date Balance Sheet”). For the avoidance of doubt, if Buyer shall fail to deliver timely an Objection Notice in accordance with Section 4.7(a) above, then the Buyer shall be deemed to have waived any objection to the Draft Closing Date Balance Sheet and the Draft Closing Date Balance Sheet shall be deemed to constitute the Final Closing Date Balance Sheet.

4.8 Working Capital Adjustments. For purposes of this Agreement, “Company Working Capital” means the excess of the Company’s current assets as of the Closing Date over the Company’s current liabilities as of the Closing Date (excluding the obligation and corresponding cash to make the Options Payment), as determined based upon the Final Closing Date Balance Sheet. If the Company Working Capital is more than negative $500,000 (meaning it is more positive), Buyer shall pay the amount of such excess to Sellers by wire transfer into Sellers’ bank accounts set forth on Schedule 1.2. Alternatively, if the Company Working Capital is less than negative $500,000 (meaning it is more negative), then Sellers shall pay the amount of the shortfall to the Buyer by transfer of the relevant funds into the following bank account: Getty Images (US), Inc, US Bank, ABA # 1250 0010 5, Account #1535 9261 9065. Any payment to be made pursuant to this Section 4.8 shall be made within ten (10) days from the date the Final Closing Date Balance Sheet shall have become final and definitive between the parties in accordance with Section 4.7. Such payment shall bear no interest except that, in the case of delay of payment after such ten (10) day period, by Buyer or Sellers as the case may be, the applicable payment shall bear interest at the rate of 8% per annum from the due date to the actual date of payment. The parties acknowledge that the net working capital as of 31 December, 2006, was negative $272,251, as reflected in Section 4(h) of the Letter of Intent dated May 21, 2007 between Buyer and Sellers.

4.9 Further Assurances. Subject to the terms and conditions herein provided, each of the Company, the Sellers and Buyer agree to attempt reasonably and in good faith to take, or cause to be taken, all actions reasonably within their or its control and to do, or cause to be done, all things reasonably within their or its control that are reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

4.10 Right to Rely. Except to the extent expressly provided in this agreement, no investigation by Buyer or its representatives shall diminish, prevent or affect in any way Buyer’s right to rely upon any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement or any of the documents provided by Seller or its representatives.

ARTICLE V

CONDITIONS TO THE SELLERS’ OBLIGATIONS

The obligations of Sellers to be performed hereunder shall be subject to the reasonable satisfaction by Buyer (or the conditional or unconditional waiver by Sellers) on or before the Closing Date of the following conditions:

5.1 Representations and Warranties True at Closing Date. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date (except in the case of representations and warranties made as of a specific date, which shall be true as of such date).

5.2 Compliance with Covenants and Agreements. Buyer shall have complied in all material respects with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

5.3 Litigation. No suit, investigation, action or other proceeding (other than for a breach of this Agreement) shall be threatened, in writing, or pending against Sellers (collectively) or the Company before any court or governmental agency which, in the reasonable opinion of independent counsel, could reasonably be expected to result in the obtaining of damages, injunctive relief, or other material relief against Sellers or the Company, or injunctive relief against Buyer, in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to be performed hereunder shall be subject to the reasonable satisfaction by Sellers (or the conditional or unconditional waiver by Buyer) on or before the Closing Date of each of the following conditions:

6.1 Representations and Warranties True at Closing Date. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date (except in the case of representations and warranties made as of a specific date, which shall be true as of such date); Sellers shall have complied in all material respects with the covenants and agreements set forth herein to be performed by them on or before the Closing Date.

6.2 Litigation. No suit, investigation, action or other proceeding (other than for a breach of this Agreement) shall be threatened, in writing, or pending against Buyer, Sellers or the Company before any court or governmental agency which, in the reasonable opinion of independent counsel, could reasonably be expected to result in the restraint or prohibition of Buyer, or the obtaining of damages or other material relief against Buyer, Sellers or the Company, in connection with this Agreement or the consummation of the transactions contemplated hereby.

6.3 Time before Closing. From the date of January 1, 2007 to the Closing Date, Sellers shall have (1) operated the Company and conduct the Business only in the ordinary course; and (2) made no distributions, dividends or other payments to or for the benefit of the Sellers or any officer, director or employee of the Company other than the payment of salary, bonus and benefits in the ordinary course of business and other than the Options Payment.

6.4 Lease Termination. The Company shall have amended (or agreed to amend) its Tivoli lease with its landlord to provide for a 30 day termination clause without liability to the Buyer.

6.5 INTENTIONALLY OMITTED.

ARTICLE VII

CLOSING

7.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Buyer at 601 N. 34th Street, Seattle, Washington on June 19, 2007 (or such other date as is agreed by the parties) (the “Closing Date”) or such other place as is agreed by the parties.

7.2 Actions by Buyer. At Closing, Buyer shall deliver:

(a) to Sellers that portion of the Purchase Price described in Section 1.2(a);

(b) to the Escrow Agent the Escrowed Amount; and

(c) to the Company the Options Payment described in Section 1.2(a).

7.3 Actions by Sellers. At Closing, Sellers shall deliver to Buyer:

(a) the surrender of director and officer positions with the Company, each resignation containing a release and acknowledgement from each of them that they have no claim against the Company for salary, fees or compensation for loss of office, damages or otherwise;

(b) duly executed transfer documents (or other evidence of ownership) for the Shares showing Buyer as the owner;

(c) the appropriate forms to amend the mandates (e.g., the account signature cards) (in the manner directed by Buyer) given by the Company to its bankers;

(d) the minute book, share certificate books and corporate seals of the Company; and

(e) countersigned versions of the Business Protection Agreements signed by each of Steve Ellis (along with an employment agreement); Steve Askew; Todd Ewell; Rob Tourtelot; Ari Pomerantz; Dwight Cheu; and Rick Dunn, for which Buyer and Sellers agree that the proceeds from the Purchase Price to be paid to each of these individuals, as well as compensation paid to Ellis under the employment agreement is in consideration for the non-solicitation and non-compete covenants made by them under their respective employment and/or Business Protection Agreements (such forms attached hereto as Schedule 7.3(e).

7.4 Termination Prior to Closing.

(a) This Agreement may be terminated at any time prior to Closing without liability as follows:

(i) by the mutual written consent of Sellers and Buyer;

(ii) by Buyer if, after notice and ten (10) Business Days to cure, any of the conditions set forth in Section 7.3 or Article VI hereof, to which the obligations of Buyer is subject, have not been fulfilled by Sellers or waived by Buyer;

(iii) by Sellers if, after notice and ten (10) Business Days to cure, any of the conditions set forth in Section 7.2 or Article V hereof, to which the obligations of Sellers is subject, have not been fulfilled by Buyer or waived by Sellers;

(b) Notwithstanding the termination of this Agreement under Section 7.4(a) or otherwise, the obligations under Sections 4.4, 7.4(b) and 7.4(c) and Articles VIII and IX shall continue.

(c) Buyer acknowledges that the information received from Sellers and the Company relating to the Company is confidential and that disclosure of such information to third parties can reasonably be expected to cause harm to Sellers. Buyer agrees that in the event of termination of this Agreement, it shall return to Sellers or destroy all original documents previously delivered to Buyer in connection with this Agreement and all copies thereof, with certification of such action by an officer of Buyer, within thirty (30) days after such termination; provided, however, that nothing herein shall expand or diminish Buyer’s obligations under Section 4.4 or pursuant to the confidentiality agreement between Buyer and Sellers with respect to the transactions contemplated hereby and provided further, that the Receiving Party shall not be obligated to return or destroy any electronic copies that may be stored on the Receiving Party’s back-up tapes or similar archived storage memory, which shall be destroyed or erased in the ordinary course of the Receiving Party’s business.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing and shall expire at 11:59 p.m. (Pacific Time) on the second anniversary of the Closing Date, except that representations regarding share ownership shall survive until the expiration of the applicable statute of limitations, and, in the case of Tax representations and warranties, such representations shall survive until four months following the expiry of the applicable statute of limitations. The covenants and obligations of any party hereto arising under this Agreement shall survive the Closing and shall continue to be valid and enforceable without limitation as to time except as may be otherwise specified herein.

8.2 Indemnification by Sellers

(a) Except as otherwise limited by this Article VIII, Sellers, jointly and severally, agree to defend, indemnify and reimburse Buyer, its affiliates, and their respective directors, officers and employees (the “Buyer Indemnified Parties”) for any and all losses, liabilities, damages, (including fines, penalties, and civil or criminal judgments or settlements), costs (including court costs) and expenses (but including reasonable external attorneys’ fees) (collectively referred to herein as “Loss” or “Losses”) incurred as a result of, or with respect to: (i) any breach of, or noncompliance by Sellers with, any representation, warranty, covenant or agreement made or undertaken by Sellers in this Agreement; provided that with respect to Losses resulting from breaches of any representation or warranty made by a Seller individually, and not jointly, each Seller shall only have an indemnifiable obligation hereunder with respect to its own breach and/or (ii) any third party claim, action, proceeding or suit alleging that the Company’s use of the Audio Files in its Business infringes or has infringed the copyrights of a third party or that the displaying, sale, marketing, distribution, reproduction, creation of derivative works of and sublicensing of any of such Audios by the Company prior to the date hereof constitutes a material breach of any agreement or license to which the Company or Sellers is a party with respect to which a claim or legal action has been filed, threatened or initiated by the second anniversary of the Closing Date.

(b) After the Closing, the right to indemnification in Section 8.2(a) shall be the exclusive remedy of the Buyer for any breach by Sellers of any provision of or obligation under this Agreement.

(c) INTENTIONALLY OMITTED.

(d) To the extent of any actual recovery from a third party of a Loss previously indemnified by Sellers, Buyer shall forthwith repay to Sellers such amount of the indemnified Loss as is recovered from such third party less all reasonable costs, charges and expenses incurred by Buyer in recovering that sum from such third party.

(e) To the extent that Sellers indemnify Buyer for Losses pursuant to Article VIII, the interest earned on the amount of any such indemnification payment funded from the Escrowed Funds shall also be paid to Buyer (but only to the extent the calculation of Losses did not include interest).

8.3 Indemnification by Buyer.

(a) Except as otherwise limited by this Article VIII, Buyer agrees to indemnify and reimburse Sellers for any and all Loss or Losses incurred as a result of, or with respect to, any breach of, or noncompliance by Buyer with, any representation, warranty, covenant or agreement made or undertaken by Buyer in this Agreement.

(b) After the Closing, the right to sue for damages in respect of a Loss and the right to indemnification in Section 8.3(a) shall be the exclusive remedy of Sellers for any breach by Buyer of any provision of or obligation under this Agreement.

(c) To the extent of any actual recovery from a third party of a Loss previously indemnified by Buyer, Sellers shall forthwith repay to Buyer such amount of the indemnified Loss as is recovered from such third party less all reasonable costs, charges and expenses incurred by Sellers in recovering that sum from such third party.

8.4 Limitations on Indemnification.

(a) Except as set forth in Section 8.1, all claims with respect to Losses arising out of or related in any way to any breach of the representations and warranties contained in this Agreement may be made until and shall be made no later than 11:59 p.m. (Pacific Time) on the second anniversary of the Closing Date.

(b) Neither the Sellers nor Buyer shall have any liability under this Agreement or otherwise with respect to any single breach of a representation or warranty appearing in this Agreement unless and only to the extent such breach results in Losses in excess of Ten Thousand United States Dollars ($10,000.00).

(c) Neither Sellers nor Buyer shall have any liability under this Agreement with respect to breaches of representations or warranties appearing in this Agreement unless and only to the extent such breaches result in aggregate Losses in excess of Two Hundred Thousand United States Dollars ($200,000). In determining the aggregate Losses incurred, the limitation set forth in Section 8.4(b) shall not be considered.

(d) The monetary value of any Losses indemnifiable by either party pursuant to this Article VIII shall exclude (1) incidental, consequential and indirect and special losses and damages, whether foreseeable or not, and (2) fees and expenses of more than one counsel with respect to any claim for indemnification or claims arising out of the same general allegations or circumstances.

(e) The aggregate liability of each Seller pursuant to this Article VIII shall be limited to the pro-rated portion of the Escrowed Amount withheld by such Seller; provided that such Seller’s liability for breaches by such Seller of any representation made individually and not jointly, shall be limited to the Purchase Price received by such Seller (including and not in addition to such Seller’s pro rata portion of the Escrowed Amount).

(f) Sellers shall have not have liability under this Article VIII (for indemnification or otherwise) for the breach of any representation or warranty to the extent that Buyer had actual knowledge at or prior to the time of Closing of such breach. For purposes of this Section 8.4(f), the actual knowledge of Buyer shall be limited to the actual knowledge of Nick Evans-Lombe; Jeff Beyle; and David Parker.

(g) Neither party may recover Losses more than once for any specific facts, omissions or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute the breach of more than one representation or warranty or covenant.

(h) The monetary value of any Losses indemnifiable by Sellers pursuant to this Article VIII shall be reduced to reflect the amount of any insurance proceeds entitled to be received by Buyer from insurance policies of the Company in effect as of the Closing Date in respect of such Losses under policies relating specifically to the Company or the Business.

(i) Notwithstanding any other provision of this Agreement, the provisions of this Section 8.4 shall not apply to any claim made against Sellers or Buyer which arises or is delayed as a result of any fraud, dishonesty, willful concealment or willful omission by or on behalf of any Seller or Buyer, respectively.

8.5 Notice of Claim. Any of Buyer or Sellers making a claim pursuant to Sections 8.2 or 8.3 (the “Indemnitee”) shall promptly notify Sellers or Buyer, as the case may be (the “Indemnitor”), in writing of any claim for recovery, specifying in reasonable detail the nature and date of the Loss, and if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnitee shall provide to the Indemnitor as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnitor to support and verify the claim asserted.

8.6 INTENTIONALLY OMITTED.

8.7 Third Party Claims.

(a) With respect to claims for indemnification resulting from or in connection with any legal proceeding commenced by a third party, the Indemnitee will give the Claim Notice to the Indemnitor promptly after receipt of the assertion of such third party claim; provided, however, that the failure or delay to so notify the Indemnitor shall not relieve the Indemnitor of any obligation or liability that they may have to the Indemnitee except to the extent that the Indemnitor’s ability to defend or resolve such third party claim is adversely affected thereby.

(b) Subject to the rights of any insurer or other third party having potential liability therefor, the Indemnitor shall have the right, upon written notice given to the Indemnitee and the Escrow Agent, where applicable, within 30 days after receipt of the Claim Notice relating to a third party claim, to assume the defense or the prosecution thereof by written notice to the Indemnitee, including the employment of counsel or accountants, at the Indemnitor’s cost and expense. The Indemnitee shall have the right to employ, at its expense, counsel separate from counsel employed by the Indemnitor in any such action and to participate therein. The Indemnitor shall not be liable for any settlement of any such claim made without its prior written consent, which shall not be unreasonably withheld or delayed. Whether or not the Indemnitor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the conduct thereof, if reasonably practicable, and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by the Indemnitor in connection therewith. The Indemnitor shall be subrogated to all rights and remedies of the Indemnitee.

(c) If, within 30 days after receipt of a Claim Notice relating to a third party claim, the Indemnitor does not give written notice to the Indemnitee and the Escrow Agent, where applicable, of the Indemnitor’s election to assume the defense or handling of such third party claim, the Indemnitee may, at the Indemnitor’s expense (which shall be paid from time to time by the Indemnitor as such expenses are incurred by the Indemnitee), select counsel in connection with conducting the defense or handling of such third party claim and defend or handle such third party claim in a reasonable manner, provided, however, that the Indemnitee shall keep the Indemnitor timely apprised of the status of such third party claim and shall not settle such third party claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitee defends or handles such third party claim, the Indemnitor shall cooperate with the Indemnitee and shall be entitled to participate in the defense or handling of such third party claim with its own counsel and at its own expense.

8.8 Effect of Investigation. Except to the extent set forth in Section 8.4(f), no investigation or knowledge of facts determined or determinable by any party or its representatives shall:

(a) affect the terms or survival of the representations, warranties, covenants or agreements set forth in this Agreement;

(b) entitle a party to object in any way with respect to the validity and the survival of its representations, warranties, covenants and agreements set forth in this Agreement;

(c) entitle a party to object in any way with respect to any other party’s right to rely upon such party’s representations, warranties, covenants and agreements set forth in this Agreement; or

(d) entitle a party to raise any claim that any other party was aware or could have been aware of the inaccuracy or incompleteness of any of its representations or warranties set forth in this Agreement.

8.9 Adjustment to Purchase Price. Buyer and Sellers each agree to report each indemnification payment hereunder as an adjustment to the Purchase Price for federal income tax purposes unless the Indemnitee determines in good faith that such reporting position is incorrect.

8.10 Exclusive Remedy. The remedies provided in this Article VIII shall be the sole and exclusive remedies by a party with respect to any claim arising out of or relating to the breach of any representation or warranty contained herein.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Buyer and the Sellers’ Representative; provided, however, that any such amendment, action or omission which directly and materially adversely affects the rights of a Seller hereunder (in the sole discretion of the Seller’s Representative), in its capacity as a Seller, without similarly affecting the rights hereunder of all Sellers on a proportionate basis, shall require the consent of such affected Seller.

9.2 Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Neither of the Sellers nor Buyer may assign his or its rights, duties or obligations hereunder or any part thereof to any other person or entity without the prior written consent of all other parties hereto.

9.3 Schedules. This Agreement includes all Schedules referred to herein and attached hereto.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original and all of which shall, taken together, constitute one and the same instrument.

9.5 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.6 Modifications and Waiver. The party holding the same may waive any rights arising under this Agreement in writing at any time. No waiver of any right shall be deemed to or shall constitute a waiver of any other rights hereunder (whether or not similar).

9.7 Expenses. Sellers and Buyer each shall pay all costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their or its own financial consultants, accountants and counsel.

9.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by facsimile, registered or certified mail or by any express courier service, postage or fees prepaid.

if to Sellers to:

Bradley C. Svrluga

c/o High Peaks Venture Partners

430 Main Street, Suite 4

Williamstown, Massachusetts 01267

Facsimile: (518) 720-3091

Phone: (413) 458-5603

if to Buyer to:

Getty Images

601 N. 34th Street

Seattle WA. 98103

Facsimile: 206/925.5623

Phone: 206/925.5000

Attention: General Counsel

or at such other address for a party as shall be specified by like notice. Any notice that is delivered in the manner provided herein shall be deemed to have been properly given to the party to whom it is directed upon actual receipt by such party.

9.9 Sellers’ Representative.

(a) Each Seller hereby irrevocably appoints Brad Svrluga and his successors and assigns (the “Sellers’ Representative”) as such Seller’s representative, attorney in fact and agent, with full power of substitution to act in the name, place and stead of such Seller to act on behalf of such Seller after the date hereof in any amendment of (subject to Section 9.1) or litigation or dispute resolution involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate, including the power:

(i) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with litigation;

(ii) to consent to, compromise or settle any and all claims arising under this Agreement and to conduct negotiations with Buyer and its representatives regarding such claims;

(iii) to perform obligations under this Agreement on behalf of himself and the other Sellers;

(iv) to engage counsel, accountants or other representatives for and on behalf of itself and the other Sellers in connection with the foregoing matters; and

(v) to take all actions which under this Agreement that may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present.

(b) The Sellers’ Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if taken or omitted in bad faith or by willful misconduct. The Sellers’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c) The Sellers agree, severally but not jointly, to indemnify the Sellers’ Representative for, and to hold the Sellers’ Representative harmless against, any loss, Liability or expense incurred without willful misconduct or bad faith on the part of the Sellers’ Representative, arising out of or in connection with the Sellers’ Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Sellers’ Representative against any claim of Liability with respect thereto. The Sellers’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it in good faith and in accordance with the opinion of such counsel.

9.10 Further Cooperation. From and after the Closing Date, Sellers and Buyer each will take all such action and deliver all such documents as shall be reasonably necessary or appropriate to confirm and vest title to the Shares in Buyer and otherwise to enable Buyer and Sellers to enjoy the benefits contemplated by this Agreement.

9.11 Governing Law. This agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Any disputes arising from this Agreement or its enforcement shall be submitted to binding arbitration under the then in force rules of the American Arbitration Association, utilizing a single arbitrator. Any required arbitration shall be held in New York, New York.

9.12 No Third-Party Beneficiaries. Except as may be specifically set forth herein, and with the exception of the parties to this Agreement, there shall exists no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

9.13 “Including”. Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

9.14 References. Whenever reference is made in this Agreement to any Article, Section or Schedule, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule to this Agreement. Any references to Buyer shall include their affiliates (for purposes of this Agreement, the term “affiliate” shall include parent, affiliated and subsidiary companies) and their respective directors, officers, employees, agents, delegates, licensees and representatives, unless the context requires otherwise.

9.15 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.16 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS

WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by duly authorized representatives as of the date first above written.

GETTY IMAGES (US), INC. By: /s/ THOMAS OBERDORF Name: Thomas Oberdorf Title: SVP and CFO, Getty Images, Inc.

Sellers

/s/ BRADLEY C. SVRLUGA

High Peaks Ventures NY, L.P.

/s/ STEVEN H. MASSICOTTE

Chief Operating Officer

Village Venture Partners Fund, L.P., Village

Venture Partners Fund A, L.P., and VVN, LLC

/s/ ALAN PATRICOF

/s/ ARI J. POMERANTZ

/s/ ROBERT B. OPATRNY

/s/ STEVE ASKEW

/s/ STEVEN ELLIS

/s/ ROBERT H. TOURTELOT JR.

/s/ ANDREW J. HUNTER

Managing Partner

Baytok & Hunter

/s/ DIDI HUNTER

/s/ STEVEN ELLIS

Arnold Estates LLC